AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
ALLIANCE FINANCIAL CORPORATION
AND
BRIDGE STREET FINANCIAL, INC.

April 23, 2006

TABLE OF CONTENTS

ARTICLE I Certain Definitions
1.1	Certain Definitions.
ARTICLE II The Merger
2.1	Merger.
2.2	Closing; Effective Time.
2.3	Certificate of Incorporation and Bylaws.
2.4	Directors and Officers of Surviving Corporation.
2.5	Effects of the Merger.
2.6	Tax Consequences.
2.7	Possible Alternative Structures.
2.8	Additional Actions.
ARTICLE III Conversion of Shares
3.1	Conversion of BSFI Common Stock; Merger Consideration.
3.2	Election Procedures.
3.3	Procedures for Exchange of BSFI Common Stock.
3.4	Treatment of BSFI Options.
3.5	Bank Merger.
3.6	Reservation of Shares.
ARTICLE IV Representations and Warranties of BSFI
4.1	Standard.
4.2	Organization.
4.3	Capitalization.
4.4	Authority; No Violation.
4.5	Consents.
4.6	Financial Statements.
4.7	Taxes.
4.8	No Material Adverse Effect.
4.9	Material Contracts; Leases; Defaults.
4.10	Ownership of Property; Insurance Coverage.
4.11	Legal Proceedings.
4.12	Compliance With Applicable Law.
4.13	Employee Benefit Plans.
4.14	Brokers, Finders and Financial Advisors.
4.15	Environmental Matters.
4.16	Loan Portfolio.
4.17	Related Party Transactions.
4.18	Deposits.
4.19	Board Approval.
4.20	Registration Obligations.
4.21	Risk Management Instruments.
4.22	Fairness Opinion.
4.23	Intellectual Property.
4.24	Duties as Fiduciary.
4.25	Employees; Labor Matters.
4.26	BSFI Information Supplied.
4.27	Securities Documents.
4.28	Internal Controls.
4.29	Bank Owned Life Insurance.
4.30	American Jobs Creation Act.
4.31	Ladd’s Agency, Inc.
ARTICLE V Representations and Warranties of AFC
5.1	Standard.
5.2	Organization.
5.3	Capitalization.
5.4	Authority; No Violation.
5.5	Consents.
5.6	Financial Statements.
5.7	Taxes.
5.8	No Material Adverse Effect.
5.9	Material Contracts.
5.10	Ownership of Property; Insurance Coverage.
5.11	Legal Proceedings.
5.12	Compliance With Applicable Law.
5.13	Employee Benefit Plans.
5.14	Brokers, Finders and Financial Advisors.
5.15	Environmental Matters.
5.16	Intellectual Property.
5.17	Duties as Fiduciary.
5.18	Employees; Labor Matters.
5.19	AFC Information Supplied.
5.20	Securities Documents.
5.21	Internal Controls.
5.22	American Jobs Creation Act.
5.23	AFC Common Stock.
ARTICLE VI Covenants of BSFI
6.1	Conduct of Business.
6.2	Current Information.
6.3	Access to Properties and Records.
6.4	Financial and Other Statements.
6.5	Maintenance of Insurance.
6.6	Disclosure Supplements.
6.7	Consents and Approvals of Third Parties.
6.8	All Reasonable Efforts.
6.9	Failure to Fulfill Conditions.
6.10	No Solicitation.
6.11	Reserves and Merger-Related Costs.
6.12	Board of Directors and Committee Meetings.
6.13	Transaction Expenses of BSFI.
6.14	Stock Repurchase Plan; ESOP Loan.
ARTICLE VII Covenants of AFC
7.1	Conduct of Business.
7.2	Current Information and Consultation.
7.3	Financial and Other Statements.
7.4	Maintenance of Insurance.
7.5	Disclosure Supplements.
7.6	Consents and Approvals of Third Parties.
7.7	All Reasonable Efforts.
7.8	Failure to Fulfill Conditions.
7.9	Employee Benefits.
7.10	Directors and Officers Indemnification and Insurance.
7.11	Stock Listing.
7.12	Reservation of Stock.
7.13	Communications to BSFI Employees; Training
7.14	Changes in Capitalization
ARTICLE VIII Regulatory and Other Matters
8.1	Meeting of Shareholders.
8.2	Proxy Statement-Prospectus; Merger Registration Statement.
8.3	Regulatory Approvals.
8.4	Affiliates.
ARTICLE IX Closing Conditions
9.1	Conditions to Each Party’s Obligations under this Agreement.
9.2	Conditions to the Obligations of AFC under this Agreement.
9.3	Conditions to the Obligations of BSFI under this Agreement.
ARTICLE X The Closing
10.1	Time and Place.
10.2	Deliveries at the Pre-Closing and the Closing.
ARTICLE XI Termination, Amendment and Waiver
11.1	Termination.
11.2	Effect of Termination.
11.3	Amendment, Extension and Waiver.
ARTICLE XII Miscellaneous
12.1	Confidentiality.
12.2	Public Announcements.
12.3	Survival.
12.4	Notices.
12.5	Parties in Interest.
12.6	Complete Agreement.
12.7	Counterparts.
12.8	Severability.
12.9	Governing Law.
12.10	Interpretation.
12.11	Specific Performance.
12.12	Waiver of Trial by Jury.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 23, 2006 by and between Alliance Financial Corporation, a New York corporation (“AFC”), and Bridge Street Financial, Inc., a Delaware corporation (“BSFI”).

Recitals

1. The Board of Directors of each of AFC and BSFI (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement.

2. In accordance with the terms of this Agreement, BSFI will merge with and into AFC (the “Merger”), and it is anticipated that immediately thereafter Oswego County National Bank, which is a wholly owned subsidiary of BSFI, will be merged with and into Alliance Bank, a wholly owned subsidiary of AFC.

3. As a condition to the willingness of AFC to enter into this Agreement, each of the directors and executive officers of BSFI has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with AFC (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of BSFI Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6. In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“AFC” shall mean Alliance Financial Corporation, a New York corporation, with its principal executive offices located at 120 Madison Street, Tower II, 18th Floor, Syracuse, New York 13202.

“AFC Benefit Plans” shall mean those plans described on AFC Disclosure Schedule 5.13.1.

“AFC Common Stock” shall mean the common stock, par value $1.00 per share, of AFC.

“AFC Disclosure Schedule” shall mean a written disclosure schedule delivered by AFC to BSFI specifically referring to the appropriate section of this Agreement.

“AFC Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of AFC as of December 31, 2005 and 2004 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of AFC for each of the three years ended December 31, 2005, as set forth in AFC’s annual report on Form 10-K for the year ended December 31, 2005, and (ii) the unaudited interim consolidated financial statements of AFC as of the end of each calendar quarter following December 31, 2005, and for the periods then ended, as filed by AFC in its Securities Documents.

“AFC Loan Participation” shall have the meaning set forth in Section 5.15.2.

“AFC Loan Property” shall have the meaning set forth in 5.15.2.

“AFC Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“AFC Regulatory Reports” means the Call Reports of Alliance Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2006, through the Closing Date, and all Annual Reports on Form FR Y-6 and any Current Report on Form FR Y-6 filed with the FRB by BSFI from December 31, 2005 through the Closing Date.

“AFC SEC Reports” shall have the meaning set forth in Section 5.20.

“AFC Shareholder Rights Plan” means that certain Rights Agreement dated October 19, 2001 between AFC and American Stock Transfer & Trust Company, including the exhibits thereto.

“AFC Shareholders Meeting” shall have the meaning set forth in Section 8.1.2.

“AFC Subsidiary” means any corporation, 20% or more of the capital stock of which is owned, either directly or indirectly, by AFC or Alliance Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Alliance Bank.

“AFC Stock” shall have the meaning set forth in Section 5.3.1.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, the exhibits and schedules hereto and any amendment hereto.

“Alliance Bank” shall mean Alliance Bank, N.A. a national banking association with its principal offices located at 120 Madison Street, Tower II, 18th Floor, Syracuse, New York 13202, which is a wholly owned subsidiary of AFC.

“Bank Merger” shall mean the merger of Oswego County National Bank with and into Alliance Bank, with Alliance Bank as the surviving institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OCC, FDIC and the FRB, which regulates or has the statutory authority to regulate, even if only for a moment in time, Alliance Bank, Oswego County National Bank, and their respective holding companies and subsidiaries, as the case may be.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.9.1.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BSFI” shall mean Bridge Street Financial, Inc., a Delaware corporation with its principal office located at 300 State Route 104, Oswego, New York 13126.

“BSFI Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“BSFI Common Stock” shall mean the common shares, par value $0.01 per share, of BSFI.

“BSFI Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BSFI to AFC pursuant hereto, and specifically referring to the appropriate section of this Agreement to which such schedule relates.

“BSFI ESOP” shall mean the Employee Stock Ownership Plan of Oswego County Bancorp, Inc. or any successor thereto.

“BSFI Expenses” shall have the meaning set forth in Section 6.13.

“BSFI Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of BSFI as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BSFI for each of the three years ended December 31, 2005, as incorporated by reference in BSFI’s annual report on Form 10-K for the year ended December 31, 2005 from BSFI’s annual report to stockholders for such year and (ii) the unaudited interim consolidated financial statements of BSFI as of the end of each calendar quarter following December 31, 2005, and for the periods then ended, as filed by BSFI in its Securities Documents.

“BSFI Loan Participation” shall have the meaning set forth in Section 4.15.2.

“BSFI Loan Property” shall have the meaning set forth in Section 4.15.2.

“BSFI Option” shall mean an option to purchase shares of BSFI Common Stock granted pursuant to the BSFI Stock Option Plans and the outstanding option agreements, and outstanding as of the date hereof, as set forth in BSFI Disclosure Schedule 3.4.

“BSFI Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“BSFI Regulatory Reports” means the Call Reports of Oswego County National Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2006, through the Closing Date, and all Annual Reports on Form FR Y-6 and any Current Report on Form FR Y-6 filed with the FRB by BSFI from December 31, 2005 through the Closing Date.

“BSFI Restricted Stock” means the shares of restricted stock of BSFI issued pursuant to the Bridge Street Financial, Inc. 2003 Recognition and Retention Plan and the Oswego County Bancorp, Inc. Restricted Stock Plan.

“BSFI Restricted Stock Plans” shall mean the restricted stock plans maintained by BSFI for the benefit of the employees of Oswego County National Bank pursuant to which shares of BSFI Restricted Stock may be issued.

“BSFI Stock” shall have the meaning set forth in Section 4.3.1.

“BSFI Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“BSFI Stock Option Plans” shall mean the Bridge Street Financial, Inc. 2003 Stock Option Plan and the Oswego County Bancorp, Inc. Stock Option Plan.

“BSFI Subsidiary” means any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BSFI, Oswego County National Bank or Ladd’s Agency, Inc., a New York corporation, except any corporation the stock of which is held in the ordinary course of the lending activities of Oswego County National Bank.

“Certificate” shall mean a certificate or book entry evidencing shares of BSFI Common Stock.

“Claim” shall have the meaning set forth in Section 7.10.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean those confidentiality agreements dated as of January 27, 2006 and April 10, 2006 between AFC and BSFI.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Current BSFI Employees” shall have the meaning set forth in Section 7.9.2.

“Determination Date” shall have the meaning set forth in Section 11.1.9.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.6.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer and Trust Company, or such other bank or trust company or other agent as mutually agreed upon by AFC and BSFI, which shall act as agent for AFC in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System, or any designee thereof or successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.10.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.10.2.

“Insurance Regulator” shall mean the New York State Insurance Department and any other Governmental Entity which has authority to regulate a New York insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the officers and directors of such Person after reasonable inquiry, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by an officer or director of that Person.

“Ladd’s” shall have the meaning set forth in Section 4.31.1.

“Material Adverse Effect” shall mean, with respect to AFC or BSFI, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of AFC and its Subsidiaries taken as a whole, or BSFI and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either BSFI, on the one hand, or AFC, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (i) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities, (y) GAAP or (z) regulatory accounting requirements, in any such case applicable to banks or their holding companies generally and not specifically relating to BSFI or any of its Subsidiaries, on the one hand, or AFC or any of its Subsidiaries, on the other hand, (ii) the announcement of this Agreement or any action or omission of BSFI or any BSFI Subsidiary on the one hand, or AFC or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of AFC or BSFI, respectively, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, or (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to BSFI or its Subsidiaries, on the one hand, or AFC or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of the BSFI Common Stock or AFC Common Stock shall not be considered, by itself, to constitute a Material Adverse Effect.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10.1.

“Merger” shall mean the merger of BSFI with and into AFC pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or AFC Common Stock, or combination thereof, in an aggregate per share amount to be paid by AFC for each share of BSFI Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of AFC Common Stock to be offered to holders of BSFI Common Stock in connection with the Merger.

“Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.1.

“NYBCL” shall mean the New York Business Corporation Law.

“Observer” shall have the meaning set forth in Section 6.12.

“OCC” shall mean the Office of the Comptroller of the Currency, any district office thereof, or any successor thereto.

“Oswego County National Bank” shall mean Oswego County National Bank, a national banking association, with its principal office located at 300 State Route 104, Oswego, New York 13126, and which is a wholly owned subsidiary of BSFI.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator or Insurance Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” means any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Alliance Bank or Oswego County National Bank, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.10.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Termination Date” shall mean January 31, 2007.

“Termination Fee” shall have the meaning set forth in Section 11.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) BSFI shall merge with and into AFC, with AFC as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of BSFI shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of BSFI shall be vested in and assumed by AFC. As part of the Merger, each outstanding share of BSFI Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2	Closing; Effective Time.

The Merger shall be effected by the filing of a certificate of merger with the New York Department of State and the Delaware Department of State on the day of the Closing (the “Closing Date”), in accordance with the NYBCL and DGCL, respectively. The “Effective Time” means the date and time upon which the certificate of merger is filed with the New York Department of State and the Delaware Department of State, or as otherwise stated in the certificate of merger, in accordance with the NYBCL and DGCL, respectively.

2.3	Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of AFC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4	Directors and Officers of Surviving Corporation.

Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers and directors of AFC immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. At the Effective Time, the number of persons constituting the Board of Directors of AFC and Alliance Bank shall be increased by two members, and Deborah Stanley and a second individual to be selected by AFC in accordance with the procedure set forth in the letter of intent dated as of April 4, 2006 (each a “New Member” and collectively, the “New Members”) shall be appointed to the AFC Board and Alliance Bank Board in each case with a term of office expiring at the next annual meeting of stockholders of AFC to be held following the Effective Time; provided, however, that AFC and Alliance Bank shall not have any obligation to appoint any New Member to serve on AFC’s or Alliance Bank’s Board if such person is not a member of either the BSFI or the Oswego County National Bank Board of Directors immediately prior to the Effective Time. BSFI will submit a list of proposed directors for consideration by the Governance Committee of AFC. It is intended that this individual will qualify as an “independent director” under applicable Securities Laws and NASDAQ listing standards and will be a resident and business leader in Oswego County.

2.5	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the NYBCL.

2.6	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither AFC nor any of its Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Each of AFC and BSFI hereby agrees to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable BSFI’s counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificate shall be dated as of the date of such opinion and shall be true and correct as of such date.

2.7	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX and the prior written consent of BSFI, which consent shall not be unreasonably withheld or delayed, prior to the Effective Time AFC may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for AFC or Alliance Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BSFI stockholders, and nothing would prevent the rendering of the opinion contemplated in Section 9.1.6, as a result of the modification; (iii) the consideration to be paid to the holders of BSFI Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8	Additional Actions.

If, at any time after the Effective Time, AFC shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in AFC its right, title or interest in, to or under any of the rights, properties or assets of BSFI or any BSFI Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, BSFI and its officers and directors shall be deemed to have granted to AFC an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in AFC its right, title or interest in, to or under any of the rights, properties or assets of BSFI or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the AFC are authorized in the name of BSFI or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1	Conversion of BSFI Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of AFC, BSFI or the holders of any of the shares of BSFI Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1  Each share of AFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2  All shares of BSFI Common Stock held in the treasury of BSFI and each share of BSFI Common Stock owned by AFC prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) and each share of BSFI Common Stock held in a trust under the BSFI Restricted Stock Plans but not subject to an award of BSFI Restricted Stock (“Treasury Stock”), shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3  Each outstanding share of BSFI Common Stock with respect to which an election to receive AFC Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive 0.7547 (the “Exchange Ratio”) shares of AFC Common Stock, subject to adjustment as provided in Section 3.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4  Each outstanding share of BSFI Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $23.06 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5  For each outstanding share of BSFI Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), the right to receive from AFC such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2.

3.1.6  Each outstanding share of BSFI Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. BSFI shall give AFC immediate notice upon receipt by BSFI of any such demands for payment of the fair value of such shares of BSFI Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and AFC shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. BSFI shall not, except with the prior written consent of AFC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.7  If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of BSFI Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of BSFI Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.8  Upon the Effective Time, outstanding shares of BSFI Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by BSFI on such shares of BSFI Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.9  No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of AFC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to AFC Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of AFC. In lieu of the issuance of any such fractional share, AFC shall pay to each former holder of BSFI Common Stock who otherwise would be entitled to receive a fractional share of AFC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of AFC Common Stock as reported on the NASDAQ National Market for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of BSFI Common Stock owned by a BSFI shareholder shall be combined so as to calculate the maximum number of whole shares of AFC Common Stock issuable to such BSFI shareholder.

3.2	Election Procedures.

3.2.1  Holders of BSFI Common Stock may elect to receive shares of AFC Common Stock or cash in exchange for their shares of BSFI Common Stock. The total number of shares of BSFI Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of BSFI Common Stock outstanding immediately prior to the Effective Time by (y) 0.75 (the “Stock Conversion Number”). All other shares of BSFI Common Stock shall be converted into Cash Consideration.

3.2.2  An election form and other appropriate customary transmittal material in such form as AFC and BSFI shall mutually agree (“Election Form”), will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the anticipated Effective Time or on such earlier date as AFC and BSFI shall mutually agree (the “Mailing Date”) or if a later date is agreed upon by AFC and BSFI no later than five (5) business days prior to the Mailing Date, to each holder of record of BSFI Common Stock entitled to vote at the BSFI Stockholders Meeting (as defined in Section 8.1.1) permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of BSFI Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of BSFI Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or AFC Common Stock for such shares (a “Non-Election”). Holders of record of shares of BSFI Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of BSFI Common Stock held by each Representative for a particular beneficial owner. Any shares of BSFI Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of AFC Common Stock. AFC shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all persons who become holders (or beneficial owners) of BSFI Common Stock between the BSFI Stockholders Meeting record date and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and BSFI shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3  The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the 30th calendar day following the date the Election Form is first mailed. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither AFC or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

3.2.4  No later than three (3) business days after the Effective Time, AFC shall cause the Exchange Agent to effect the allocation among holders of BSFI Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5  If the aggregate number of shares of BSFI Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)  If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)  If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3	Procedures for Exchange of BSFI Common Stock.

3.3.1  AFC to Make Merger Consideration Available. Promptly after the Effective Time, AFC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of BSFI Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of BSFI Common Stock) and shall instruct the Exchange Agent to issue such cash and shares of AFC Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of AFC Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2  Exchange of Certificates. AFC shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the BSFI Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the certificate so surrendered shall be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3  Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding BSFI Common Stock shall have no rights, after the Effective Time, with respect to such BSFI Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to AFC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of AFC Common Stock represented by such Certificate.

3.3.4  Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5  Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of BSFI of the BSFI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6  Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, AFC shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to AFC (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither AFC nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7  Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8  Withholding. AFC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of BSFI Common Stock such amounts as AFC (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by AFC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the BSFI Common Stock in respect of whom such deduction and withholding were made by AFC or the Exchange Agent.

3.4	Treatment of BSFI Options.

BSFI Disclosure Schedule 3.4 sets forth all of the outstanding BSFI Options as of the date hereof. Immediately prior to the Effective Time, each BSFI Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by BSFI immediately prior to the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the Cash Consideration over the applicable per share exercise price of that option by (ii) the number of shares of BSFI Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding; provided, however, that in no event shall the foregoing treatment of the BSFI Options affect the Stock Conversion Number or the provisions of Sections 3.2.5 and 3.2.6 hereof. Subject to the foregoing, the BSFI Stock Option Plans and all BSFI Options issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, BSFI shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.4, including, without limitation, the provision of any notices to holders of BSFI Options as may be provided for in the BSFI Stock Option Plans and the adoption of any necessary amendments to such plans. BSFI also shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding BSFI Option with respect to the termination of such BSFI Option and the payment therefor in accordance with the terms of this Agreement.

3.5	Bank Merger.

BSFI and AFC shall use their reasonable best efforts to cause the merger of Oswego County National Bank with and into Alliance Bank, with Alliance Bank as the surviving institution. In addition, following the execution and delivery of this Agreement, AFC will cause Alliance Bank, and BSFI will cause Oswego County National Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

3.6	Reservation of Shares.

AFC shall reserve for issuance a sufficient number of shares of the AFC Common Stock for the purpose of issuing shares of AFC Common Stock to the BSFI stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BSFI

BSFI represents and warrants to AFC that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the BSFI Disclosure Schedule delivered by BSFI to AFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. References to the Knowledge of BSFI shall include the Knowledge of Oswego County National Bank.

4.1	Standard.

Except as set forth in the following sentence, no representation or warranty of BSFI contained in this Article IV shall be deemed untrue or incorrect, and BSFI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or is reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9. 4.10. 4.11, 4.13, 4.15, 4.16, 4.27 and 4.28, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

4.2	Organization.

4.2.1  BSFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. BSFI has full corporate power and authority to carry on its business as now conducted. BSFI is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2  Oswego County National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits in Oswego County National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Oswego County National Bank when due. Oswego County National Bank is a member in good standing of each of the Federal Reserve System and the FHLB and owns the requisite amount of stock of each as set forth on BSFI Disclosure Schedule 4.2.2.

4.2.3  BSFI Disclosure Schedule 4.2.3 sets forth each BSFI Subsidiary and its jurisdiction of incorporation or organization. Each BSFI Subsidiary is a corporation, limited liability company or other legal entity as set forth on BSFI Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BSFI Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4  The respective minute books of BSFI, Oswego County National Bank and each other BSFI Subsidiary accurately records all corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5  Prior to the date of this Agreement, BSFI has made available to AFC true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BSFI, Oswego County National Bank and each other BSFI Subsidiary.

4.3	Capitalization.

4.3.1  The authorized capital stock of BSFI consists of (i) 5,000,000 shares of BSFI Common Stock and (ii) 1,000,000 shares of preferred stock, $.01 par value per share (“BSFI Preferred Stock” and collectively with the BSFI Common Stock, “BSFI Stock”). There are 2,309,179 shares of BSFI Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 527,314 shares of BSFI Common Stock held by BSFI as Treasury Stock, but not including 27,196 shares of BSFI Common Stock held in trust under the BSFI Restricted Stock Plans but not subject to an award of BSFI Restricted Stock, and (iii) no shares of BSFI Preferred Stock issued or outstanding. BSFI does not own, of record or beneficially, any shares of BSFI Stock which are not Treasury Stock. Oswego County National Bank does not own, of record or beneficially, any shares of BSFI Stock. Neither BSFI nor any BSFI Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BSFI, or any other security of BSFI or a BSFI Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BSFI or a BSFI Subsidiary or any other security of BSFI or any BSFI Subsidiary, other than shares of BSFI Common Stock underlying the BSFI Options and BSFI Restricted Stock. BSFI has granted options to acquire 145,005 shares of BSFI Common Stock at a weighted average exercise price of $9.15 per share. BSFI Disclosure Schedule 4.3.1 sets forth: the name of each holder of a BSFI Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the BSFI Option is an incentive stock option or a nonqualified stock option. BSFI Disclosure Schedule 4.3.1 also sets forth the name of each holder of record of BSFI Restricted Stock and the number of shares held by such Person. All shares of BSFI Common Stock issuable pursuant to the BSFI Option Plans will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2  BSFI owns all of the capital stock of each BSFI Subsidiary, free and clear of any lien or encumbrance. Except for the BSFI Subsidiaries and as set forth in BSFI Disclosure Schedule 4.3.2, BSFI does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BSFI or any BSFI Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Oswego County National Bank, including stock in the FHLB.

4.3.3  To BSFI’s Knowledge, except as set forth on BSFI Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BSFI Common Stock.

4.3.4  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BSFI’s shareholders may vote have been issued by BSFI and are outstanding.

4.4	Authority; No Violation.

4.4.1  BSFI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by BSFI’s stockholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BSFI and the completion by BSFI of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BSFI. This Agreement has been duly and validly executed and delivered by BSFI, and subject to approval by the stockholders of BSFI and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by AFC, constitutes the valid and binding obligation of BSFI, enforceable against BSFI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2  (a) Subject to compliance by AFC with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BSFI, subject to receipt of Regulatory Approvals, and BSFI’s and AFC’s compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of BSFI, the consummation of the transactions contemplated hereby, and (b) compliance by BSFI with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BSFI or any BSFI Subsidiary; (ii)  violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BSFI or any BSFI Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BSFI or any BSFI Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BSFI or any BSFI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5	Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws; (c) the filing of the Certificate of Merger with the New York Department of State and the Delaware Department of State, and (d) the approval of this Agreement by the requisite vote of the stockholders of BSFI and the shareholders of AFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BSFI, the completion by BSFI of the Merger and the performance by BSFI of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. BSFI has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BSFI to result in a Material Adverse Effect on BSFI and Oswego County National Bank, taken as a whole, or AFC and Alliance Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of BSFI or its Subsidiaries, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6	Financial Statements.

4.6.1  The BSFI Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BSFI as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2  BSFI has previously made available to AFC the BSFI Financial Statements covering periods ended prior to the date hereof. The BSFI Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BSFI and the BSFI Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3  At the date of each consolidated statement of financial condition included in the BSFI Financial Statements or in the BSFI Regulatory Reports, BSFI did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BSFI Financial Statements or in the BSFI Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7	Taxes.

BSFI and the BSFI Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BSFI, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BSFI and the BSFI Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed, except that BSFI has not filed any Tax returns on behalf of Ladd’s for any period prior to the fiscal year ended December 31, 2005.  All of the foregoing returns and reports are true, correct, and complete. BSFI and the BSFI Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity other than Taxes which are being contested in good faith or for which adequate provision has been made on the BSFI Financial Statements. BSFI and the BSFI Subsidiaries have paid and will pay all installments of estimated Taxes due on or before the Effective Time. BSFI and the BSFI Subsidiaries have declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). BSFI and the BSFI Subsidiaries have paid or made adequate provision in accordance with GAAP in the BSFI SEC Reports and the BSFI Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ended on or prior to the Closing Date. BSFI and its Subsidiaries are subject to Tax audits in the ordinary course of business. BSFI management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on BSFI. BSFI and the BSFI Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BSFI or any of the BSFI Subsidiaries were required to file any Tax return that was not filed. The BSFI Subsidiaries have not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was BSFI. BSFI or the BSFI Subsidiaries were not obligated to make, other than as set forth on the BSFI Disclosure Schedule 4.7, and as a result of any event connected with the transactions contemplated by this Agreement, will not become obligated to make, any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the “change of control” resulting from the transactions contemplated by this Agreement. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are no claims or assessments pending against BSFI or any BSFI Subsidiary for any alleged deficiency in any Tax, and neither BSFI nor any BSFI Subsidiary has been notified in writing of any proposed Tax claims or assessments against BSFI or any BSFI Subsidiary. BSFI and the BSFI Subsidiaries each have complied with all applicable laws relating to the payment, collection and withholding of amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BSFI and the BSFI Subsidiaries have delivered to AFC true and complete copies of all Tax returns of BSFI and the BSFI Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

4.8	No Material Adverse Effect.

Neither BSFI nor any BSFI Subsidiary has suffered any Material Adverse Effect since December 31, 2005 and, to BSFI’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BSFI.

4.9	Material Contracts; Leases; Defaults.

4.9.1  Except as set forth in BSFI Disclosure Schedule 4.9.1, neither BSFI nor any BSFI Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of BSFI or any BSFI Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of BSFI or any BSFI Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of BSFI or any BSFI Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by BSFI or any BSFI Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which BSFI or any BSFI Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to BSFI or any BSFI Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days’ notice or less without penalty or payment, or that obligates BSFI or any BSFI Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by BSFI or any BSFI Subsidiary.

4.9.2  Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in BSFI Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither BSFI nor any BSFI Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to AFC on or before the date hereof, are listed on BSFI Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in BSFI Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BSFI or any BSFI Subsidiary or upon the occurrence of a subsequent event; (ii) requires BSFI or any BSFI Subsidiary to provide a benefit in the form of BSFI Common Stock or determined by reference to the value of BSFI Common Stock or (iii) contains provisions which permit an employee or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10	Ownership of Property; Insurance Coverage.

4.10.1  BSFI and each BSFI Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BSFI or each BSFI Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BSFI Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a BSFI Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BSFI and the BSFI Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BSFI and the BSFI Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BSFI Financial Statements.

4.10.2  With respect to all material agreements pursuant to which BSFI or any BSFI Subsidiary has purchased securities subject to an agreement to resell, if any, BSFI or such BSFI Subsidiary, as the case may be, has a lien or security interest (which to BSFI’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3  BSFI and each BSFI Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BSFI nor any BSFI Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BSFI Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BSFI or any BSFI Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years BSFI and each BSFI Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BSFI Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by BSFI and each BSFI Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. BSFI has made available to AFC copies of all of the policies listed on BSFI Disclosure Schedule 4.10.3.

4.11	Legal Proceedings.

Except as set forth on BSFI Disclosure Schedule 4.11, neither BSFI nor any BSFI Subsidiary is a party to any, and there are no pending or, to BSFI’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against BSFI or any BSFI Subsidiary, (ii) to which BSFI or any BSFI Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of BSFI or any BSFI Subsidiary to perform under this Agreement.

4.12	Compliance With Applicable Law.

Except as set forth on BSFI Disclosure Schedule 4.12:

4.12.1  To BSFI’s Knowledge, BSFI and each BSFI Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BSFI nor any BSFI Subsidiary has received any written notice to the contrary.

4.12.2  BSFI and each BSFI Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BSFI, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

4.12.3  For the period beginning January 1, 2003, neither BSFI nor any BSFI Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BSFI or any BSFI Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BSFI or any BSFI Subsidiary, or indicating that BSFI or any BSFI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BSFI or any BSFI Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BSFI or any BSFI Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither BSFI nor any BSFI Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. BSFI has disclosed to AFC its most recent regulatory ratings.

4.13	Employee Benefit Plans.

4.13.1  BSFI Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BSFI or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of BSFI and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of BSFI are eligible to participate (collectively, the “BSFI Benefit Plans”). BSFI has furnished or otherwise made available to AFC true and complete copies of (i) the plan documents and summary plan descriptions for each written BSFI Benefit Plan, (ii) a summary of each unwritten BSFI Benefit Plan, (iii) the annual report (Form 5500 series) for the three most recent years for each BSFI Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified BSFI Benefit Plan that is a defined benefit plan for the three most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the BSFI Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified BSFI Benefit Plan (or, for a BSFI Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any BSFI Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past 5 years. BSFI Disclosure Schedule 4.13.1 identifies each BSFI Benefit Plan that may be subject to Section 409A of the Code (“Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred under each such Non-qualified Deferred Compensation Plan as of March 31, 2006. Each Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code so that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2  All BSFI Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BSFI Disclosure Schedule 4.13.2, each BSFI Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BSFI is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BSFI and the BSFI Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BSFI Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BSFI Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

4.13.3  Except as set forth on BSFI Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BSFI or any of its ERISA Affiliates for the benefit of the employees or former employees of BSFI or its Subsidiaries.

4.13.4  Within the last six years, neither BSFI nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BSFI Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six years neither BSFI nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither BSFI nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BSFI or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on AFC or Alliance Bank.

4.13.5  BSFI has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BSFI Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BSFI’s Knowledge, records with respect to BSFI Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BSFI’s Knowledge, neither BSFI nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BSFI Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

4.13.6  BSFI has not, with respect to any of BSFI Benefit Plans, nor, to BSFI’s Knowledge, has any administrator of any of BSFI Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BSFI, any ERISA Affiliate of BSFI, any of BSFI Benefit Plans, any administrator or trustee or any party dealing with any of BSFI Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7  Except as set forth on BSFI Disclosure Schedule 4.13.7, BSFI has no liability for retiree health and life benefits under any of BSFI Benefit Plans.

4.13.8  Except as set forth on BSFI Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or unemployment compensation) becoming due to any director or any employee of BSFI from BSFI under any BSFI Benefit Plan, (B) increase any benefits otherwise payable under any BSFI Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BSFI Disclosure Schedule 4.13.8, no payment which is or may be made by, from or with respect to any BSFI Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provisions of state, local or foreign tax law) or will or could, either individually or collectively, provide for any payment by BSFI or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BSFI and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BSFI Financial Statements to the extent required by and in accordance with GAAP.

4.13.10  There is not, and has not been, any trust or fund maintained by or contributed to by BSFI or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BSFI, has been threatened or is anticipated, against any BSFI Benefit Plan (other than routine claims for benefits and appeals of such claims), BSFI or any BSFI Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BSFI Benefit Plan.

4.14	Brokers, Finders and Financial Advisors.

Neither BSFI nor any BSFI Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Austin Associates, LLC by BSFI and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Austin Associates, LLC, setting forth the fee payable to Austin Associates, LLC for its services rendered to BSFI in connection with the Merger and transactions contemplated by this Agreement, is attached to BSFI Disclosure Schedule 4.14.

4.15	Environmental Matters.

4.15.1  Except as may be set forth in BSFI Disclosure Schedule 4.15, with respect to BSFI and each BSFI Subsidiary:

(A)  Each of BSFI and the BSFI Subsidiaries, and to the Knowledge of BSFI and the BSFI Subsidiaries, the BSFI Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with, and are not liable under, any Environmental Laws;

(B)  Neither BSFI nor any BSFI Subsidiary has received written notice that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BSFI and the BSFI Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BSFI Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by BSFI, any of the BSFI Subsidiaries or on or at a BSFI Loan Property;

(C)  To the Knowledge of BSFI and the BSFI Subsidiaries, the properties currently owned or operated by BSFI or any BSFI Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law;

(D)  To the Knowledge of BSFI and the BSFI Subsidiaries, there are no underground storage tanks on, in or under any properties owned or operated by BSFI or any of the BSFI Subsidiaries or any BSFI Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BSFI or any of the BSFI Subsidiaries or any BSFI Loan Property except as in compliance with Environmental Laws; and

(E)  During the period of (a) BSFI’s or any of the BSFI Subsidiaries’ ownership or operation of any of their respective current properties or (b) BSFI’s or any of the BSFI Subsidiaries’ participation in the management of any BSFI Loan Property, to the Knowledge of BSFI and the BSFI Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BSFI and the BSFI Subsidiaries, prior to the period of (x) BSFI’s or any of the BSFI Subsidiaries’ ownership or operation of any of their respective current properties or (y) BSFI’s or any of the BSFI Subsidiaries’ participation in the management of any BSFI Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)  Neither BSFI nor any other BSFI Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BSFI Loan Property.

4.15.2  For purposes of this Section 4.15, “BSFI Loan Property” means any property in which BSFI or a BSFI Subsidiary holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a BSFI Loan Participation, and “BSFI Loan Participation” means a participation interest in a loan or other extension of credit other than by BSFI or a BSFI Subsidiary.

4.16	Loan Portfolio.

4.16.1  The allowances for loan losses reflected in the notes to BSFI’s audited consolidated statements of financial condition at December 31, 2005 and 2004 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2005 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2  BSFI Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2006), by account, of: (A) all loans (including loan participations) of Oswego County National Bank that have been accelerated during the past twelve months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Oswego County National Bank to any borrowers, customers or other parties during the past twelve months wherein Oswego County National Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified Oswego County National Bank during the past twelve months of, or has asserted against BSFI or Oswego County National Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of BSFI and Oswego County National Bank, each borrower, customer or other party which has given BSFI or Oswego County National Bank any oral notification of, or orally asserted to or against BSFI or Oswego County National Bank, any such claim; and (D) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2006 are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by BSFI or Oswego County National Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. BSFI Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that BSFI Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3  All loans receivable (including discounts) and accrued interest entered on the books of BSFI and the Oswego County National Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of BSFI’s and Oswego County National Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of BSFI and Oswego County National Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by BSFI or Oswego County National Bank free and clear of any liens.

4.16.4  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17	Related Party Transactions.

Neither BSFI nor any BSFI Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BSFI or any BSFI Subsidiary, except as set forth in BSFI Disclosure Schedule 4.17 or as described in BSFI’s proxy statement dated August 22, 2005 distributed in connection with its annual meeting of stockholders held on September 21, 2005. Except as described in such proxy statement, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of BSFI or any BSFI Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BSFI nor any BSFI Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18	Deposits.

None of the deposits of Oswego County National Bank is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19	Board Approval.

The approval of the Board of Directors of BSFI constitutes the approval of this Agreement for purposes of Section 203 of the Delaware Law. To the Knowledge of BSFI, except for Section 203 of the Delaware Law (which has been rendered inapplicable), no state takeover statute is applicable to the Merger and the transactions contemplated by this Agreement.

4.20	Registration Obligations.

Neither BSFI nor any BSFI Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21	Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BSFI’s own account, or for the account of one or more of BSFI’s Subsidiaries or their customers (all of which are set forth in BSFI Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BSFI and each BSFI Subsidiary, with counterparties believed to be financially responsible at the time; and to BSFI’s and each BSFI Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BSFI or such BSFI Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BSFI nor any BSFI Subsidiary, nor, to the Knowledge of BSFI and each BSFI Subsidiary, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22	Fairness Opinion.

BSFI has received an opinion, a copy of which will be provided to AFC, from Austin Associates, LLC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of BSFI pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23	Intellectual Property.

BSFI and each BSFI Subsidiary owns or, to BSFI’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither BSFI nor any BSFI Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. BSFI and each BSFI Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24	Duties as Fiduciary.

Oswego County National Bank (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Oswego County National Bank has not received notice of any claim, allegation, or complaint from any person that Oswego County National Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in BSFI’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Oswego County National Bank’s capacity with respect to individual retirement accounts.

4.25	Employees; Labor Matters.

4.25.1  BSFI Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of BSFI and the BSFI Subsidiaries (including Ladd’s Agency, Inc.) as of March 31, 2006: job location, job title, current annual base salary and years of service.

4.25.2  There are no labor or collective bargaining agreements to which BSFI or any BSFI Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of BSFI, threatened against BSFI or any BSFI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BSFI, threatened against BSFI or any BSFI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BSFI, threatened against BSFI or any BSFI Subsidiary (other than routine employee grievances that are not related to union employees). BSFI and each BSFI Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither BSFI nor any BSFI Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3  To BSFI’s Knowledge, all Persons who at any time since January 1, 2002 have been treated as independent contractors by BSFI or any BSFI Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26	BSFI Information Supplied.

The information relating to BSFI and any BSFI Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27	Securities Documents.

Since January 1, 2003, BSFI has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BSFI SEC Reports”) required to be filed by it with the SEC. As of their respective dates, BSFI SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the BSFI SEC Reports has been incorporated by reference, the BSFI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  BSFI has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the BSFI SEC Reports.

4.28	Internal Controls.

None of BSFI or any BSFI Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control. BSFI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and the applicable provisions of the Securities Act or the Exchange Act.

4.29	Bank Owned Life Insurance.

BSFI and each BSFI Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Oswego County National Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. BSFI Disclosure Schedule 4.29 sets forth all BOLI owned by BSFI or any BSFI Subsidiary and a list of the lives insured thereunder.

4.30	American Jobs Creation Act.

BSFI and each BSFI Subsidiary has taken, or will take, any and all actions necessary to comply with the provisions of the American Jobs Creation Act of 2004, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to the Closing Date and are required to be complied with prior to Closing; provided, however, that until IRS regulations are promulgated under Section 409A of the Code, BSFI and each BSFI Subsidiary shall only be required to make good faith efforts to comply with Section 409A of the Code and the regulations proposed thereunder.

4.31	Ladd’s Agency, Inc.

4.31.1  Ladd’s Agency, Inc., a New York corporation (“Ladd’s”) is a wholly-owned Subsidiary of BSFI.

4.31.2  Ladd’s and its Affiliates are in compliance with all laws, rules, and regulations applicable to Persons engage in the insurance agency business. Neither Ladd’s nor any of its Affiliates has been a party, directly or indirectly, to the placement of insurance which is unlawful.

4.31.3  To the Knowledge of BSFI and Ladd’s, no binder of insurance has been issued or sent to any Person by or on behalf of Ladd’s unless and until the relevant risk was properly bound and all binders of insurance on the part of Ladd’s are complete and accurate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AFC

AFC represents and warrants to BSFI that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the AFC Disclosure Schedule delivered by AFC to BSFI on the date hereof, and except to any representation of warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. AFC has made a good faith, diligent effort to ensure that the disclosure on each schedule of the AFC Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of AFC shall include the Knowledge of Alliance Bank.

5.1	Standard.

Except as set forth in the following sentence, no representation or warranty of AFC contained in this Article V shall be deemed untrue or incorrect, and AFC shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.13, 5.15, 5.20 and 5.21 which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

5.2	Organization.

5.2.1  AFC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a financial holding company under the BHCA. AFC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2  Alliance Bank is a national banking association duly organized, and validly existing under the laws of the United States. The deposits in Alliance Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Alliance Bank is a member of the Federal Reserve System and FHLB and owns the requisite amount of stock of each as set forth on AFC Disclosure Schedule 5.2.2.

5.2.3  AFC Disclosure Schedule 5.2.3 sets forth each AFC Subsidiary and its jurisdiction of incorporation or organization. Each AFC Subsidiary is a corporation, limited liability company or other legal entity as set forth on AFC Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each AFC Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4  The respective minute books of AFC and Alliance Bank accurately record all corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5  Prior to the date of this Agreement, AFC has made available to BSFI true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws of AFC and Alliance Bank and each other AFC Subsidiary.

5.3	Capitalization.

5.3.1  The authorized capital stock of AFC consists of (i) 10,000,000 shares of AFC Common Stock and (ii) 1,000,000 shares of preferred stock, $25.00 par value per share (“AFC Preferred Stock” and collectively with the AFC Common Stock, the “AFC Stock”). There are (i) 3,565,012 shares of AFC Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 413,589 shares of AFC Common Stock held by AFC as treasury stock, and (iii) no shares of AFC Preferred Stock outstanding. Alliance Bank does not own, of record or beneficially, any shares of AFC Stock, other than shares held as treasury stock. Neither AFC nor any AFC Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of AFC, or any other security of AFC or an AFC Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of AFC or an AFC Subsidiary or any other security of AFC or any AFC Subsidiary, other than shares of AFC Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by AFC or issuable pursuant to the AFC Shareholder Rights Plan. AFC has granted options to acquire 253,049 shares of AFC Common Stock. All shares of AFC Common Stock issuable pursuant to option plans maintained by AFC will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2  AFC owns all of the capital stock of each AFC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which AFC’s shareholders may vote have been issued by AFC and are outstanding.

5.4	Authority; No Violation.

5.4.1  AFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals described in Section 8.3, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AFC and the completion by AFC of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of AFC, and no other corporate proceedings on the part of AFC are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AFC, and subject to the receipt of the Regulatory Approvals, approval by the stockholders of BSFI and the shareholders of AFC, and due and valid execution and delivery of this Agreement by BSFI, constitutes the valid and binding obligations of AFC, enforceable against AFC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2  (a) Subject to compliance of BSFI with the terms and conditions of this Agreement, the execution and delivery of this Agreement by AFC, subject to receipt of the Regulatory Approvals, and compliance by BSFI and AFC with any conditions contained therein, and subject to the receipt of the approval of the stockholders of BSFI, the consummation of the transactions contemplated hereby, and (b) compliance by AFC with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of AFC or any AFC Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to AFC or any AFC Subsidiary; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of AFC or any AFC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5	Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the New York Department of State and the Delaware Department of State, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of AFC Common Stock to be issued in the Merger on the NASDAQ National Market and (f) the approval of this Agreement by the requisite vote of the stockholders of BSFI and the shareholders of AFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of AFC, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by AFC and the completion by AFC of the Merger or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. AFC has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected by AFC to result in a Material Adverse Effect on AFC and Alliance Bank, taken as a whole, or BSFI and Oswego County National Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over affairs of AFC and Alliance Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6	Financial Statements.

5.6.1  The AFC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of AFC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2  AFC has previously made available to BSFI the AFC Financial Statements covering periods ended prior to the date hereof. The AFC Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of AFC and the Alliance Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3  At the date of the most recent consolidated statement of position included in the AFC Financial Statements, AFC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such AFC Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7	Taxes.

AFC and the AFC Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). AFC, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by AFC and the AFC Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All of the foregoing returns and reports are true, correct, and complete. AFC and the AFC Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity other than Taxes which are being contested in good faith or for which adequate provision has been made on the AFC Financial Statements. AFC and the AFC Subsidiaries have paid and will pay all installments of estimated Taxes due on or before the Effective Time. AFC and the AFC Subsidiaries have declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). AFC and the AFC Subsidiaries have paid or made adequate provision in accordance with GAAP in the AFC SEC Reports and the AFC Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ended on or prior to the Closing Date. AFC and its Subsidiaries are subject to Tax audits in the ordinary course of business and there is currently pending a New York State income tax audit with respect to taxable years ended December 31, 2001, 2002 and 2003. AFC management does not believe that an adverse resolution of any such audit would reasonably be likely to have a Material Adverse Effect on AFC. AFC and the AFC Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that AFC or any of the AFC Subsidiaries were required to file any Tax return that was not filed. The AFC Subsidiaries have not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was AFC. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are no claims or assessments pending against AFC or any AFC Subsidiary for any alleged deficiency in any Tax, and neither AFC nor any AFC Subsidiary has been notified in writing of any proposed Tax claims or assessments against AFC or any AFC Subsidiary. AFC and the AFC Subsidiaries each have complied with all applicable laws relating to the payment, collection and withholding of amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. AFC and the AFC Subsidiaries have made available to BSFI true and complete copies of all Tax returns of AFC and the AFC Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

5.8	No Material Adverse Effect.

Neither AFC nor any AFC Subsidiary has suffered any Material Adverse Effect since December 31, 2005 and to AFC’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on AFC.

5.9	Material Contracts.

Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither AFC nor any AFC Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.10	Ownership of Property; Insurance Coverage.

5.10.1  AFC and each AFC Subsidiary has good and, as to real property, marketable title to all assets and properties owned by AFC or each AFC Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the AFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to AFC, inter-bank credit facilities, reverse repurchase agreements or any transaction by a AFC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. AFC and the AFC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by AFC and the AFC Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the AFC Financial Statements.

5.10.2  AFC and each AFC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither AFC nor any AFC Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on AFC Disclosure Schedule 5.10.2, there are presently no claims pending under such policies of insurance and no notices of claim have been given by AFC or any AFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years AFC and each AFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. AFC Disclosure Schedule 5.10.2 identifies all policies of insurance maintained by AFC and each AFC Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.10.2. AFC has made available to BSFI copies of all of the policies listed on AFC Disclosure Schedule 5.10.2.

5.11	Legal Proceedings.

Except as disclosed in Item 3 of Part I of AFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 14, 2006, neither AFC nor any AFC Subsidiary is a party to any, and there are no pending or, to the Knowledge of AFC, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against AFC or any AFC Subsidiary, (ii) to which AFC’s or any AFC Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of AFC or any AFC Subsidiary to perform under this Agreement.

5.12	Compliance With Applicable Law.

Except as set forth on AFC Disclosure Schedule 5.12:

5.12.1  To AFC’s Knowledge, AFC and each AFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither AFC nor any AFC Subsidiary has received any written notice to the contrary.

5.12.2  AFC and each AFC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of AFC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.12.3  For the period beginning January 1, 2004, neither AFC nor any AFC Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that AFC or any AFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require AFC or any AFC Subsidiary, or indicating that AFC or any AFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of AFC or any AFC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of AFC or any AFC Subsidiary. Neither AFC nor any BSFI Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Alliance Bank as to compliance with the CRA is satisfactory or better.

5.13	Employee Benefit Plans.

5.13.1  All AFC Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on AFC Disclosure Schedule 5.13.1, each AFC Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and AFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of AFC and the AFC Subsidiaries, there exists no fact which would adversely affect the qualification of any of the AFC Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the AFC Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

5.13.2  Except as set forth on AFC Disclosure Schedule 5.13.2, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by AFC or any of its ERISA Affiliates for the benefit of the employees or former employees of AFC or its Subsidiaries.

5.13.3  Within the last six years, neither AFC nor any of its ERISA Affiliates maintained or had any obligation to contribute to a AFC Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six years neither AFC nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither AFC nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on AFC or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on AFC or any of its ERISA Affiliates.

5.13.4  AFC has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder. To AFC’s Knowledge, all reports, statements, returns and other information required to be furnished or filed with respect to AFC Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To AFC’s Knowledge, records with respect to AFC Benefit Plans have been maintained in compliance with Section 107 of ERISA. To AFC’s Knowledge, neither AFC nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of AFC Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.13.5  AFC has not, with respect to any of AFC Benefit Plans, nor, to AFC’s Knowledge, has any administrator of any of AFC Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject AFC, any ERISA Affiliate of AFC, any of AFC Benefit Plans, any administrator or trustee or any party dealing with any of AFC Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.13.6  Other than as reflected in the AFC Financial Statements, AFC has no liability for retiree health and life benefits under any of AFC Benefit Plans.

5.13.7  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or unemployment compensation) becoming due to any director or any employee of AFC from AFC under any AFC Benefit Plan, (B) increase any benefits otherwise payable under any AFC Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

5.13.8  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of AFC and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the AFC Financial Statements to the extent required by and in accordance with GAAP.

5.13.9  There is not, and has not been, any trust or fund maintained by or contributed to by AFC or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.13.10  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of AFC, has been threatened or is anticipated, against any AFC Benefit Plan (other than routine claims for benefits and appeals of such claims), AFC or any AFC Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any AFC Benefit Plan.

5.14	Brokers, Finders and Financial Advisors.

Except with respect to the retention of Keefe, Bruyette & Woods, Inc., neither AFC nor any AFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

5.15	Environmental Matters.

5.15.1  Except as may be set forth in AFC Disclosure Schedule 5.15, with respect to AFC and each AFC Subsidiary:

(A)  Each of AFC and the AFC Subsidiaries, and to the Knowledge of AFC and the AFC Subsidiaries, the AFC Loan Properties (as defined in Section 5.15.2) are in material compliance with, and are not liable under, any Environmental Laws;

(B)  Neither AFC nor any AFC Subsidiary has received written notice that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect and, to the Knowledge of AFC and the AFC Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any AFC Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein) whether or not occurring at or on a site owned, leased or operated by AFC, any of the AFC Subsidiaries or on or at a Loan Property;

(C)  To the Knowledge of AFC and the AFC Subsidiaries, the properties currently owned or operated by AFC or any AFC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law;

(D)  To the Knowledge of AFC and the AFC Subsidiaries, there are no underground storage tanks on, in or under any properties owned or operated by AFC or any of the AFC Subsidiaries or, any AFC Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by AFC or any of the AFC Subsidiaries or any AFC Loan Property, except as in compliance with Environmental Law; and

(E)  During the period of (a) AFC’s or any of the AFC Subsidiaries’ ownership or operation of any of their respective current properties or (b) AFC’s or any of the AFC Subsidiaries’ participation in the management of any AFC Loan Property, to the Knowledge of AFC and the AFC Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of AFC and the AFC Subsidiaries, prior to the period of (x) AFC’s or any of the AFC Subsidiaries’ ownership of operation of any of their respective current properties or (y) AFC’s or any of the AFC Subsidiaries’ participation in the management of any AFC Loan Property, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)  Neither AFC nor any other AFC Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any AFC Loan Property.

5.15.2  For purposes of this Section 5.15, “AFC Loan Property” means any property in which AFC or a AFC Subsidiary holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Loan Participation, and “AFC Loan Participation” means a participation interest in a loan or other extension of credit other than by AFC or a AFC Subsidiary.

5.16	Intellectual Property.

AFC and each AFC Subsidiary owns or, to AFC’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither AFC nor any AFC Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. AFC and each AFC Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.17	Duties as Fiduciary.

Alliance Bank has performed all of its duties in a “fiduciary capacity” in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Alliance Bank has not received notice of any claim, allegation, or complaint from any person that Alliance Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in AFC’s Financial Statements.

5.18	Employees; Labor Matters.

There are no labor or collective bargaining agreements to which AFC or any AFC Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of AFC, threatened against AFC or any AFC Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of AFC, threatened against AFC or any AFC Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of AFC, threatened against AFC or any AFC Subsidiary (other than routine employee grievances that are not related to union employees). AFC and each AFC Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither AFC nor any AFC Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.19	AFC Information Supplied.

The information relating to AFC and any AFC Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.20	Securities Documents.

Since January 1, 2003, AFC has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“AFC SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the AFC SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the AFC SEC Reports has been incorporated by reference, the AFC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  AFC has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the AFC SEC Reports.

5.21	Internal Controls.

None of AFC or any AFC Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control. AFC has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and the applicable provisions of the Securities Act or the Exchange Act.

5.22	American Jobs Creation Act.

AFC and each AFC Subsidiary has taken, or will take, any and all actions necessary to comply with the provisions of the American Jobs Creation Act of 2004, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to the Closing Date and are required to be complied with prior to Closing; provided, however, that until IRS regulations are promulgated under Section 409A of the Code, AFC and each AFC Subsidiary shall only be required to make good faith efforts to comply with Section 409A of the Code and the regulations proposed thereunder.

5.23	AFC Common Stock.

The shares of AFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

ARTICLE VI

COVENANTS OF BSFI

6.1	Conduct of Business.

6.1.1  Affirmative Covenants.

(A)   During the period from the date of this Agreement to the Effective Time, except with the written consent of AFC, which consent will not be unreasonably withheld, conditioned or delayed, BSFI will, and it will cause each BSFI Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

(B)  In the event the actual costs of the branch construction project disclosed on BSFI Disclosure Schedule 6.1.2(S) exceed 105% of the budgeted costs set forth on such schedule, BSFI will negotiate in good faith with AFC an equitable reduction to the cash portion of the Merger Consideration.

6.1.2  Negative Covenants. BSFI agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by AFC in writing, it will not, and it will cause each of the BSFI Subsidiaries not to:

(A)  change or waive any provision of its certificate of incorporation (or articles of association in the case of Oswego County National Bank) or bylaws, except as required by law;

(B)  change the number of authorized or issued shares of its capital stock, issue any shares of BSFI Common Stock that are held as Treasury Shares as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the BSFI Stock Option Plans or the BSFI Restricted Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that BSFI (i) may issue shares of BSFI Common Stock upon the valid exercise, in accordance with the information set forth in BSFI Disclosure Schedule 4.3.1, of presently outstanding BSFI Options issued under the BSFI Stock Option Plans, (ii) may permit the vesting of awards previously made under the BSFI Restricted Stock Plans, (iii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.09 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by BSFI prior to the Effective Time and the payment thereof shall be coordinated with AFC so that holders of BSFI Common Stock do not receive dividends on both BSFI Common Stock and AFC Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the BSFI Common Stock or AFC Common Stock received in the Merger in respect of such quarter) and (iv) any BSFI Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(C)  enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as contemplated by this Agreement;

(D)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on BSFI Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.9 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate, (iii) payment of retention bonuses as mutually agreed upon by AFC and BSFI or (iv) as otherwise contemplated by this Agreement. Neither BSFI nor any BSFI Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a BSFI Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither BSFI or any BSFI Subsidiary shall hire any new employee without first seeking to fill any position internally and, failing that, through the use of temporary personnel. Neither BSFI nor or any BSFI Subsidiary shall pay expenses of any employee or director for attending conventions or similar meetings held after the date hereof;

(F)  enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G)  merge or consolidate BSFI or any BSFI Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of BSFI or any BSFI Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between BSFI or Oswego County National Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by any Oswego County National Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)  sell or otherwise dispose of the capital stock of BSFI or sell or otherwise dispose of any asset of BSFI or of any BSFI Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of BSFI or of any BSFI Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)  take any action which would result in any of the representations and warranties of BSFI set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)  change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating BSFI or Oswego County National Bank;

(K)  waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which BSFI or any BSFI Subsidiary is a party;

(L)  purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $500,000, (iii) with a weighted average life of not more than four (4) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)  except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on BSFI Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $50,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $50,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $750,000 or more without the prior consent of AFC; provided that such consent shall be deemed to have been granted if AFC does not object within three (3) business days of receipt of notice from BSFI or its intent to make such loan;

(N)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)  enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)  make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R)  except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any BSFI Benefit Plan;

(S)  make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on BSFI Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)  except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless AFC has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from AFC;

(V)  undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by BSFI or any BSFI Subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)  foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)  issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with AFC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of AFC (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of AFC (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)  agree to do any of the foregoing.

6.2	Current Information.

6.2.1  During the period from the date of this Agreement to the Effective Time, BSFI will cause one or more of its representatives to confer with representatives of AFC to inform AFC regarding BSFI’s operations at such times as AFC may reasonably request. BSFI will promptly notify AFC of any significant change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BSFI or any BSFI Subsidiary. Without limiting the foregoing, senior officers of AFC and BSFI shall meet monthly to review the financial and operational affairs of BSFI and the BSFI Subsidiaries, and BSFI shall give due consideration to AFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither AFC nor Alliance Bank shall under any circumstance be permitted to exercise control of BSFI or any BSFI Subsidiary prior to the Effective Time.

6.2.2  BSFI and AFC shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of BSFI to those used by AFC, which planning shall include, but not be limited to, discussion of the possible termination by BSFI of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by BSFI in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that BSFI shall not be obligated to take any such action prior to the Effective Time and, unless BSFI otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. In the event that Oswego County National Bank takes, at the request of Alliance Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Alliance Bank shall indemnify Oswego County National Bank for any such fees and charges, and the cost of reversing the conversion process in an amount not to exceed $150,000, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by BSFI, or a termination of this Agreement under Sections 11.1.7, 11.1.8 or 11.1.9.

6.2.3  BSFI shall provide AFC, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, BSFI shall provide AFC with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. BSFI will promptly prepare and provide AFC with the minutes of all BSFI and Oswego County National Bank officer and director loan committee meetings.

6.2.4  BSFI shall promptly inform AFC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of BSFI or any BSFI Subsidiary under any labor or employment law.

6.2.5  BSFI shall keep AFC informed of the status of the construction of a new branch to be located on Route 104 East in Oswego, New York. Such information shall include an update on actual project expenditures in relation to the budgeted cost of the project.

6.3	Access to Properties and Records.

Subject to Section 12.1, BSFI shall permit AFC access upon reasonable notice to its properties and those of the BSFI Subsidiaries, and shall disclose and make available to AFC during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BSFI reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which AFC may have a reasonable interest; provided, however, that BSFI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BSFI’s reasonable judgment, would interfere with the normal conduct of BSFI’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. BSFI shall provide and shall request its auditors to provide AFC with such historical financial information regarding it (and related audit reports and consents) as AFC may reasonably request for Securities Law disclosure purposes. AFC shall use commercially reasonable efforts to minimize any interference with BSFI’s regular business operations during any such access to BSFI’s property, books and records. BSFI and each BSFI Subsidiary shall permit AFC, at its expense, to (i) cause a “Phase I environmental assessment” and a “Phase II environmental assessment” to be performed at any physical location owned or occupied by BSFI or any BSFI Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BSFI or any BSFI Subsidiary.

6.4	Financial and Other Statements.

6.4.1  Promptly upon receipt thereof, BSFI will furnish to AFC copies of each annual, interim or special audit of the books of BSFI and the BSFI Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BSFI by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BSFI and the BSFI Subsidiaries made by such accountants.

6.4.2  As soon as reasonably available, but in no event later than the date such documents are filed with the FRB, OCC or FDIC, BSFI will deliver to AFC the BSFI Regulatory Report filed by BSFI or Oswego County National Bank. Within 15 days after the end of each month, Oswego County National Bank will deliver to AFC a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3  BSFI shall permit AFC to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) business days prior to the date such documents are filed with the SEC. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, BSFI will deliver to AFC the Securities Documents filed by it with the SEC under the Securities Laws. BSFI promptly will advise AFC of BSFI’s receipt of any inquiry or examination report of any Bank Regulator or Insurance Regulator with respect to the condition or activities of BSFI, Oswego County National Bank or Ladd’s, as applicable.

6.4.4  With reasonable promptness, BSFI will furnish to AFC such additional financial data that BSFI possesses and as AFC may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5	Maintenance of Insurance.

BSFI shall use commercially reasonable efforts to maintain, and to cause the BSFI Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by BSFI and the BSFI Subsidiaries and set forth in BSFI Disclosure Schedule 4.10.3. BSFI will promptly inform AFC if BSFI or any BSFI Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6	Disclosure Supplements.

From time to time prior to the Effective Time, BSFI will promptly supplement or amend the BSFI Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BSFI Disclosure Schedule or which is necessary to correct any information in such BSFI Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BSFI Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7	Consents and Approvals of Third Parties.

BSFI shall use its commercially reasonable efforts, and shall cause each BSFI Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other persons necessary for the consummation of the transactions contemplated by this Agreement.

6.8	All Reasonable Efforts.

Subject to the terms and conditions herein provided, BSFI agrees to use, and agrees to cause each BSFI Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9	Failure to Fulfill Conditions.

In the event that BSFI determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify AFC.

6.10	No Solicitation.

From and after the date hereof until the termination of this Agreement, neither BSFI, nor any BSFI Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by BSFI or any of the BSFI Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and BSFI shall notify AFC orally and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which BSFI or any of its Subsidiaries or any of their respective officers, directors or employees, or, to BSFI’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of BSFI may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of BSFI from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of BSFI determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to BSFI’s shareholders from a financial point of view than the Merger; (B) the Board of Directors of BSFI determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law; (C) such Acquisition Proposal was not solicited by BSFI and did not otherwise result from a breach of this Section 6.10 by BSFI (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) BSFI promptly notifies AFC of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with BSFI or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreements; and (E) the BSFI Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving BSFI or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of BSFI and the BSFI Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of BSFI or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11	Reserves and Merger-Related Costs.

Prior to the Effective Time, each of BSFI and its Subsidiaries shall, consistent with U.S. GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of AFC, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by BSFI or any of its Subsidiaries pursuant to this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of BSFI or its management with any such adjustments.

6.12	Board of Directors and Committee Meetings.

BSFI and the BSFI Subsidiaries shall permit one representative of AFC to attend any meeting of their Board of Directors or the committees thereof, and shall permit one representative of AFC to attend any meeting of their loan committee and asset liability committee, as an observer (the “Observer”), provided that neither BSFI nor any BSFI Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirements.

6.13	Transaction Expenses of BSFI.

BSFI has provided at BSFI Disclosure Schedule 6.13 its estimated budget of transaction-related expenses reasonably anticipated to be payable by BSFI in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals (collectively, “BSFI Expenses”). BSFI shall use its best efforts to cause the aggregate amount of all BSFI Expenses to be less than the total expenses disclosed in BSFI Schedule 6.13. BSFI shall cooperate with AFC in working to manage all services and related fees and expenses related to the transactions contemplated by this Agreement.

6.14	Stock Repurchase Plan; ESOP Loan

If such plan has not been suspended by the date hereof, the Board of Directors of BSFI, or an appropriate committee thereof, shall promptly suspend the effectiveness of BSFI’s share repurchase plan (such suspension to be effective immediately upon the execution and delivery of this Agreement by BSFI); subject to the occurrence of the Effective Time, the BSFI ESOP shall be terminated immediately prior to and effective as of the Effective Time (all shares of BSFI Common Stock held by the ESOP shall be converted into the right to receive the Merger Consideration as elected by the participants in the BSFI ESOP), all outstanding indebtedness of the BSFI ESOP shall be repaid and the balance of the shares and any other assets remaining in the BSFI ESOP not allocated to a participant’s account shall be allocated and distributed to BSFI ESOP participants (subject to receipt of a favorable determination letter from the IRS). Prior to the Effective Time, BSFI, and following the Effective Time, AFC shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the BSFI ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). BSFI and following the Effective Time, AFC, will adopt such amendments to the BSFI ESOP to effect the provisions of this Section 6.13. Prior to the Effective Time, BSFI shall take such actions in consultation with AFC as are required to replace the existing trustees of the BSFI ESOP with trustees as selected by AFC with such replacement to be effective as of the Effective Time.

ARTICLE VII

COVENANTS OF AFC

7.1	Conduct of Business.

7.1.1  Affirmative Covenants.

(A)  During the period from the date of this Agreement to the Effective Time, except with the written consent of BSFI, which consent will not be unreasonably withheld, conditioned or delayed, AFC will, and it will cause each AFC Subsidiary to; operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

(B)  In the event the actual costs of the branch construction project disclosed on BSFI Disclosure Schedule 6.1.2(S) exceed 105% of the budgeted costs set forth on such schedule, AFC will negotiate in good faith with BSFI an equitable reduction to the cash portion of the Merger Consideration.

(C)  Promptly after the Effective Time, AFC shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.1.2  Negative Covenants. AFC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BSFI in writing, it will not, and it will cause each of the AFC Subsidiaries not to:

(A)  change or waive any provision of its certificate of incorporation (or articles of association in the case of Alliance Bank) or bylaws, except as required by law;

(B)  change the number of authorized or issued shares of its capital stock, issue any shares of AFC Common Stock that are held as Treasury Shares as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that AFC (i) may issue shares of AFC Common Stock upon the valid exercise of presently outstanding options, (ii) may permit the vesting of awards previously made under the AFC’s restricted stock plan and (iii) may make stock option and restricted stock awards and engage in other ordinary course transactions in connection with its stock option and restricted stock plans;

(C)  merge or consolidate AFC or any AFC Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of AFC or any AFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between AFC or Alliance Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates;

(D)  sell or otherwise dispose of the capital stock of AFC or sell or otherwise dispose of any asset of AFC or of any AFC Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of AFC or of any AFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice; provided, however, that AFC may issue trust preferred securities;

(E)  take any action which would result in any of the representations and warranties of AFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(F)  change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating AFC or Alliance Bank;

(G)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(H)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $250,000 individually or $500,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(I)  agree to do any of the foregoing.

7.2	Current Information and Consultation.

7.2.1  During the period from the date of this Agreement to the Effective Time, AFC will cause one or more of its representatives to confer with representatives of BSFI to inform BSFI regarding AFC’s operations at such times as BSFI may reasonably request.

7.2.2  AFC shall promptly inform BSFI upon receiving notice of any material legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of AFC or any AFC Subsidiary under any labor or employment law.

7.3	Financial and Other Statements.

7.3.1  Promptly upon receipt thereof, AFC will furnish to BSFI copies of each annual, interim or special audit of the books of AFC and the AFC Subsidiaries made by its independent registered public accountants and copies of all written internal control reports submitted to AFC by such accountants.

7.3.2  As soon as reasonably available, but in no event later than the date such documents are filed with the FRB, OCC or FDIC, AFC will deliver to BSFI the AFC Regulatory Report filed by AFC or Alliance Bank. Within 15 days after the end of fiscal quarter, Alliance Bank will deliver to BSFI a consolidated balance sheet and a consolidated statement of operations, without related notes, for such quarter prepared in accordance with current financial reporting practices, as well as a quarter-end and year to date comparison to budget.

7.3.3  As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, AFC will deliver to BSFI the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly through the SEC’s EDGAR data base. AFC promptly will advise BSFI of AFC’s receipt of any material inquiry or examination report of any Bank Regulator with respect to the condition or activities of AFC or Alliance Bank.

7.3.4  With reasonable promptness, AFC will furnish to BSFI such additional financial data that AFC possesses and as BSFI may reasonably request.

7.4	Maintenance of Insurance.

AFC shall use commercially reasonably efforts to maintain, and to cause the AFC Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by AFC and the AFC Subsidiaries and set forth in AFC Disclosure Schedule 5.10.2.

7.5	Disclosure Supplements.

From time to time prior to the Effective Time, AFC will promptly supplement or amend the AFC Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such AFC Disclosure Schedule or which is necessary to correct any information in such AFC Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such AFC Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.6	Consents and Approvals of Third Parties.

AFC shall use its commercially reasonable efforts, and shall cause each AFC Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other persons necessary for the consummation of the transactions contemplated by this Agreement.

7.7	All Reasonable Efforts.

Subject to the terms and conditions herein provided, AFC agrees to use and agrees to cause each AFC Subsidiary to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

7.8	Failure to Fulfill Conditions.

In the event that AFC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BSFI.

7.9	Employee Benefits.

7.9.1  Definition. “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by AFC with respect to each BSFI Benefit Plan to be terminated or replaced with a similar plan or program provided by AFC or Alliance Bank (as used in this Section, AFC and Alliance Bank are collectively referred to as “AFC”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by AFC after the Closing Date to Current BSFI Employees shall only be substantially similar, in the aggregate, to those provided by AFC to similarly situated employees of AFC.

7.9.2  General Rule: Parity in Benefits; No Gaps. Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, AFC shall provide or shall cause to be provided by a Subsidiary of AFC, to all individuals who are employees of BSFI or any BSFI Subsidiary at the Closing Date and whose employment continues following the Effective Time and who are then eligible for a respective BSFI Benefit Plan (the “Current BSFI Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar, in the aggregate, to those provided by AFC to similarly situated employees of AFC. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current BSFI Employees or the funding of any such benefit, (ii) be construed to limit the ability of AFC to review employee benefit plans, programs and arrangements from time to time, to make such changes as AFC deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements and (iii) limit AFC’s ability to freeze or terminate, in the sole discretion of AFC, BSFI’s defined benefit retirement plan. AFC will waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under BSFI’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current BSFI Employees; provided that nothing in this sentence shall limit the ability of AFC to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current BSFI Employees in a substantially similar manner as employees of AFC are treated. AFC will honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current BSFI Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date.

With respect to any Non-qualified Deferred Compensation Plan listed on BSFI Disclosure Schedule 4.13.1 which is continued following the Effective Time, AFC will use its best efforts to take any and all actions necessary to materially comply with the provisions of the American Jobs Creation Act of 2004, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective after Closing and are required to be complied with following Closing; provided, however, that until IRS regulations are promulgated under Section 409A of the Code, AFC shall be required to make good faith efforts to comply with Section 409A of the Code and the regulations proposed thereunder.

7.9.3  AFC 401(k) Plan Participation. Each Current BSFI Employee who continues in the employment of BSFI or any BSFI Subsidiary until the Closing Date, shall be eligible to participate in AFC’s 401(k) Plan on the day after the Benefit Plan Determination Date for the BSFI’s 401(k) Plan. All rights to participate in AFC’s 401(k) Plan are subject to AFC’s right to amend or terminate AFC’s 401(k) Plan in its sole and absolute discretion and are subject to the terms of AFC’s 401(k) Plan including, but not limited to, the eligibility and vesting provisions of such plan. For purposes of administering AFC’s 401(k) Plan, service with BSFI or a BSFI Subsidiary shall be deemed to be service with AFC for eligibility and vesting purposes only, but not for purposes of benefit accrual or the allocation of employer contributions. To the extent the BSFI 401(k) Plan is terminated at the request of AFC in accordance herewith, AFC’s 401(k) plan shall accept direct rollovers from the BSFI 401(k) Plan, to the extent permissible under the Code and ERISA, at the Benefit Plan Determination Date or as soon as administratively feasible thereafter, a direct rollover including any participant loan.

7.9.4  Employee Stock Ownership Plan. AFC agrees to take all such actions related to the BSFI ESOP as stated in Section 6.14 of this Agreement.

7.9.5  Welfare Benefits. Each Current BSFI Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of AFC similarly situated, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Current BSFI Employee’s being employed by AFC as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of BSFI that AFC determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by AFC, AFC shall continue such BSFI plan or program in effect for the benefit of the Current BSFI Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by AFC (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of AFC to terminate or amend such plan or program). For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by AFC, AFC shall cause each such plan, program or arrangement to treat the service with BSFI prior to the Closing Date of any Current BSFI Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of BSFI prior to the Closing) as service rendered to AFC for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current BSFI Employee.

7.9.6  Paid Time Off Programs. AFC will give each Current BSFI Employee credit, for purposes of AFC’s vacation and/or other paid leave benefit programs, for such Current BSFI Employees’ accrued and unpaid vacation and/or paid leave balance with BSFI as of the Closing Date.

7.9.7  AFC to Honor Agreements. AFC agrees to honor all change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that BSFI has with its current and former employees and which have been identified in BSFI Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties or to the extent such agreements may need to be amended in order to comply with IRS guidance on the requirements of Code Section 409A at or after the Closing Date. BSFI shall use its best efforts to obtain from each of the individuals named in BSFI Disclosure Schedule 7.9.7 an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment is to be specified in BSFI Disclosure Schedule 7.9.7) and pay such amounts to such individuals who are employed at the Effective Time. As to, and only as to, each individual who enters into Settlement Agreement, AFC acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such agreements, plans and arrangements; and (ii) in light of AFC’s plans relating to management assignments and responsibilities with respect to the business of AFC from and after the Effective Time, each officer or employee who is a party to, or is otherwise subject to, any such agreement will, upon consummation of the Merger, be considered to have terminated employment thereunder and receive the severance or other similar benefits as if there was a termination of employment for “good reason,” “involuntary termination,” constructive discharge, (including, but not limited to, demotion or reduction in compensation) or other similar events, regardless of whether such termination of employment has occurred or subsequently occurs.

Except for the agreements described in the preceding sentences of this Section 7.9.7 and except as otherwise provided in this Agreement, the BSFI Benefit Plans shall, in the sole and absolute discretion of AFC, be frozen, terminated or merged into comparable plans of AFC, effective at such time as AFC shall determine in its sole and absolute discretion but not before the applicable Benefit Plan Determination Date.

7.9.8  No Guarantee of Employment. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by AFC hereunder or by operation of law, AFC shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any person who is an employee of BSFI as of the Closing Date. Each person who is an employee of BSFI as of the Closing Date who has at least one (1) year of service with BSFI and who is terminated by AFC within twelve (12) months subsequent to the Closing Date or is not offered employment with AFC as of the Effective Time, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits equal to two (2) weeks annual cash compensation for each year of service with a minimum benefit of four (4) weeks and a maximum benefit of twenty-six (26) weeks (in each case less applicable withholdings) plus (ii) outplacement services as described on AFC Disclosure Schedule 7.9.8.

7.10	Directors and Officers Indemnification and Insurance.

7.10.1  AFC shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by BSFI (provided, that AFC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall AFC be required to expend pursuant to this Section 7.10.1 more than an amount equal to 150% of the current annual amount expended by BSFI with respect to such insurance, as set forth in BSFI Disclosure Schedule 7.10.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, AFC shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, BSFI agrees in order for AFC to fulfill its agreement to provide directors and officers liability insurance policies for (6) six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.10.2  In addition to Section 7.10.1, for a period of six (6) years after the Effective Time, AFC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of BSFI or any BSFI Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of AFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of BSFI or a BSFI Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law). Any Indemnified Party wishing to claim indemnification under this Section 7.10.2 upon learning of any Claim, shall notify AFC (but the failure so to notify AFC shall not relieve it from any liability which it may have under this Section 7.10.2, except to the extent such failure materially prejudices AFC). In the event of any such Claim (whether arising before or after the Effective Time) (1) AFC shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption AFC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if AFC elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between AFC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and AFC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, AFC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) AFC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.10.3  In the event that either AFC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of AFC shall assume the obligations set forth in this Section 7.10.

7.10.4  The obligations of AFC provided under this Section 7.10 are intended to be enforceable against AFC directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of AFC.

7.11	Stock Listing.

AFC agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of the AFC Common Stock shall be listed as of the Closing Date) of the shares of AFC Common Stock to be issued in the Merger.

7.12	Reservation of Stock.

AFC agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of AFC Common Stock to fulfill its obligations under this Agreement.

7.13	Communications to BSFI Employees; Training

AFC and BSFI agree that as promptly as practicable following the execution of this Agreement, meetings with employees of BSFI and the BSFI Subsidiaries shall be held at such locations as AFC and BSFI shall mutually agree, provided that representatives of BSFI shall be permitted to attend such meetings. AFC and BSFI shall mutually agree in advance as to the scope and content of all communications to the employees of BSFI and the BSFI Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of AFC shall be permitted to meet with the employees of BSFI and the BSFI Subsidiaries to discuss employment opportunities with AFC, provided that representatives of BSFI shall be permitted to attend any such meeting. From and after the Determination Date, AFC shall also be permitted to conduct training sessions outside of normal business hours or at other times as BSFI may agree, with the employees of BSFI and the BSFI Subsidiaries and may conduct such training seminars at any branch location of Oswego County National Bank; provided that AFC will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Oswego County National Bank’s normal business operations.

7.14	Changes in Capitalization

AFC shall not, by way of a stock split, stock dividend, recapitalization, reclassification, or similar transaction, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of AFC Common Stock issued and outstanding prior to the Effective Time; provided, however, that AFC may repurchase or issue shares of AFC Common Stock under employee benefit plans maintained by AFC, upon the exercise of stock options or if AFC issues additional shares of AFC Common Stock and receives fair market value consideration for such shares.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1	Meeting of Shareholders.

8.1.1  BSFI will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “BSFI Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the BSFI Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the BSFI stockholders; and (iii) cooperate and consult with AFC with respect to each of the foregoing matters. The Board of Directors of BSFI may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.1.2  AFC will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “AFC Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the AFC Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the AFC shareholders; and (iii) cooperate and consult with BSFI with respect to each of the foregoing matters. The Board of Directors of AFC may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2	Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1  For the purposes (x) of registering AFC Common Stock to be offered to holders of BSFI Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) of holding the BSFI Stockholders Meeting and (iii) of holding the AFC Shareholders Meeting, AFC shall draft and prepare, and BSFI shall cooperate in the preparation of, the Merger Registration Statement, including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such joint proxy statement/prospectus in the form mailed by BSFI to the BSFI stockholders and by AFC to the AFC shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). AFC shall provide BSFI and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. AFC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of AFC and BSFI shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and BSFI and AFC shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective stockholders. AFC shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and BSFI shall furnish all information concerning BSFI and the holders of BSFI Common Stock as may be reasonably requested in connection with any such action.

8.2.2  AFC shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. AFC will advise BSFI promptly after AFC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of AFC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and AFC will provide BSFI with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as BSFI may reasonably request.

8.2.3  BSFI and AFC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BSFI shall cooperate with AFC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and AFC shall file an amended Merger Registration Statement with the SEC, and each of BSFI and AFC shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

8.3	Regulatory Approvals.

Each of BSFI and AFC will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the OCC, the FRB and any other third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. BSFI and AFC will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of BSFI or AFC to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. BSFI shall have the right to review and approve in advance all characterizations of the information relating to BSFI and any BSFI Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, BSFI and AFC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. To the extent any Governmental Entity makes an inquiry or initiates any proceeding relating to antitrust matters, AFC shall use its commercially reasonable efforts to address such matters in order to allow for the consummation of the transactions contemplated hereby and AFC shall be solely responsible for its expenses and BSFI’s reasonable costs and expenses (as documented pursuant to Section 6.13) related thereto.

8.4	Affiliates.

8.4.1  BSFI shall use reasonable efforts to cause each director and executive officer (for purposes of Rule 145 under the Securities Act) of BSFI to deliver to AFC, as soon as practicable after the date of this Agreement, and at least fifteen (15) days prior to the date of the BSFI Stockholders Meeting, a Voting Agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of AFC Common Stock to be received by such affiliate as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1  Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of the stockholders of BSFI and the shareholders of AFC.

9.1.2  Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3  Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of AFC result in a Material Adverse Effect on BSFI or AFC, or in the good faith reasonable judgment of the Board of Directors of BSFI result in a Material Adverse Effect on AFC.

9.1.4  Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of AFC Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5  NASDAQ Listing. AFC shall have filed a notification form for the listing of the AFC Common Stock to be issued in the Merger.

9.1.6  Tax Opinion. On the basis of facts, representations and assumptions which shall be set forth in the certificate rendered pursuant to Section 2.6 and consistent with the state of facts existing at the Closing Date, BSFI shall have received and provided AFC with a copy of an opinion of counsel to BSFI, reasonably acceptable in form and substance to BSFI, dated as of the Closing Date, substantially to the effect that, for federal income tax purposes:

(A)  The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code; and

(B)  The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code.

9.1.7  Fairness Opinions. BSI shall have received an opinion from Austin Associates, LLC, and AFC shall have received an opinion from Keefe, Bruyette & Woods, Inc., each to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of BSFI pursuant to this Agreement is fair to such shareholders from a financial point of view. Neither of such opinion shall have been amended or rescinded as of the Effective Time.

9.2	Conditions to the Obligations of AFC under this Agreement.

The obligations of AFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.8 at or prior to the Closing Date:

9.2.1  Representations and Warranties. Each of the representations and warranties of BSFI set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and BSFI shall have delivered to AFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BSFI as of the Effective Time.

9.2.2  Agreements and Covenants. BSFI and each BSFI Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and AFC shall have received a certificate signed on behalf of BSFI by the Chief Executive Officer and Chief Financial Officer of BSFI to such effect dated as of the Effective Time.

9.2.3  Regulatory Conditions. No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions that could reasonably be expected by AFC to result in a Material Adverse Effect on BSFI and its Subsidiaries, taken as a whole.

9.2.4  Permits, Authorizations, Etc. BSFI and the BSFI Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BSFI, Oswego County National Bank, AFC or Alliance Bank.

9.2.5  No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BSFI and the BSFI Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on BSFI or the BSFI Subsidiaries.

9.3	Conditions to the Obligations of BSFI under this Agreement.

The obligations of BSFI under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1  Representations and Warranties. Each of the representations and warranties of AFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and AFC shall have delivered to BSFI a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of AFC as of the Effective Time.

9.3.2  Agreements and Covenants. AFC and Alliance Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BSFI shall have received a certificate signed on behalf of AFC by the Chief Executive Officer and Chief Financial Officer of AFC to such effect dated as of the Effective Time.

9.3.3  Regulatory Conditions. No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by BSFI to result in a Material Adverse Effect on AFC and its Subsidiaries, taken as a whole.

9.3.4  Permits, Authorizations, Etc. AFC and Alliance Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on AFC and Alliance Bank, taken as a whole.

9.3.5  No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of AFC and the AFC Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on AFC or the AFC Subsidiaries.

ARTICLE X

THE CLOSING

10.1	Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Nixon Peabody LLP, Clinton Square, Rochester, New York, at 10:00 a.m. on the date determined by AFC, in its sole discretion, upon five (5) days prior written notice to BSFI, but in no event later than thirty days (30) after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which AFC and BSFI mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Nixon Peabody LLP, at 10:00 a.m. on the day prior to the Closing Date (the “Pre-Closing Date”).

10.2	Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to AFC and BSFI the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, AFC shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of BSFI:

11.1.1  At any time by the mutual written agreement of AFC and BSFI;

11.1.2  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by BSFI) or Section 9.3.1 (in the case of a breach of a representation or warranty by AFC);

11.1.3  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by BSFI) or Section 9.3.2 (in the case of a breach of covenant by AFC);

11.1.4  At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by AFC and BSFI; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5  By either party, if (i) the stockholders of BSFI shall have voted at the BSFI Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions or (ii) the shareholders of AFC shall have voted on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

11.1.6  By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7  By the Board of Directors of AFC if BSFI has received a Superior Proposal and the Board of Directors of BSFI has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to AFC.

11.1.8  By the Board of Directors of BSFI if BSFI has received a Superior Proposal and the Board of Directors of BSFI has made a determination to accept such Superior Proposal; provided that BSFI shall not terminate this Agreement pursuant to this Section 11.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following AFC’s receipt of written notice advising AFC that BSFI has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether BSFI intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, BSFI shall provide a reasonable opportunity to AFC during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable BSFI to proceed with the Merger on such adjusted terms.

11.1.9  By BSFI, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i) the AFC Market Value on the Determination Date is less than the product of 0.85 and the Initial AFC Market Value; and

(ii) (a) the number obtained by dividing the AFC Market Value on the Determination Date by the Initial AFC Market Value (“AFC Ratio”) shall be less than (b) the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.15 (such number, the “Index Ratio”);

If BSFI elects to exercise its termination right pursuant to this Section 11.1.9, it shall give prompt written notice thereof to AFC; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, AFC shall have the option to adjust the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial AFC Market Value, the Exchange Ratio, and the Index Ratio, and the denominator of which is equal to AFC Market Value on the Determination Date; or (ii) a quotient, the numerator of which is equal to the product of 0.85, the Initial AFC Market Value, and the Exchange Ratio and the denominator of which is equal to the AFC Market Value on the Determination Date. If AFC so elects, it shall give, within such five-day period, written notice to BSFI of such election and the Revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Revised Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.9, the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“AFC Market Value” shall be the average of the daily closing sales prices of a share of AFC Common Stock as reported on the NASDAQ National Market for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror’s market capitalization, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

Company Name	Index Weighting(%)	Index Price
U.S.B. Holding Co., Inc.	7.88	$1.77
Sandy Spring Bancorp, Inc.	5.37	2.01
Lakeland Bancorp, Incorporated	7.61	1.13
Tompkins Trustco, Inc.	3.26	1.56
Financial Institutions, Inc.	4.11	0.79
Omega Financial Corporation	4.57	1.50
Arrow Financial Corporation	3.79	1.06
Suffolk Bancorp	3.75	1.22
First Mariner Bancorp	2.27	0.44
First United Corporation	2.22	0.49
Royal Bancshares of Pennsylvania, Inc.	4.53	1.08
Peapack-Gladstone Financial Corporation	3.01	0.79
Citizens & Northern Corporation	3.01	0.73
Center Bancorp, Inc.	4.88	0.63
Canandaigua National Corporation	0.17	0.62
First National Community Bancorp, Inc.	4.43	1.28
Berkshire Bancorp Inc.	2.50	0.41
Leesport Financial Corp.	1.84	0.46
ACNB Corporation	1.97	0.40
First of Long Island Corporation	1.40	0.60
Greater Community Bancorp	2.90	0.45
AmeriServ Financial, Inc.	8.03	0.41
Smithtown Bancorp, Inc.	2.15	0.78
Shore Bancshares, Inc.	2.02	0.72
Republic First Bancorp, Inc.	3.13	0.47
First Chester County Corporation	1.87	0.41
CNB Financial Corporation	3.28	0.45
Wilber Corporation	4.05	0.44
	100%	$23.10

“Initial AFC Market Value” means $30.49.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

If AFC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.9.

11.2	Effect of Termination.

11.2.1  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)  In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)  As a condition of AFC’s willingness, and in order to induce AFC to enter into this Agreement, and to reimburse AFC for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, BSFI hereby agrees to pay AFC, and AFC shall be entitled to payment of, a fee of $2,200,000 plus expenses actually incurred by AFC in connection with the transactions contemplated hereby, including legal, accounting, financial advisor and other consultant expenses (the “Termination Fee”), by wire transfer of same day funds on the earlier of (x) the date of termination or (y) within three (3) business days after written demand for payment is made by AFC, as applicable, following the occurrence of any of the events set forth below:

(i) BSFI terminates this Agreement pursuant to Section 11.1.8 or AFC terminates this Agreement pursuant to Section 11.1.7; or

(ii) The entering into a definitive agreement by BSFI relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving BSFI within one year after the occurrence of any of the following: (i) the termination of this Agreement by AFC pursuant to Section 11.1.2 or 11.1.3 because of a breach by BSFI or any BSFI Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of BSFI; or (ii) the termination of this Agreement by AFC or BSFI pursuant to Section 11.1.5 because of the failure of the stockholders of BSFI to approve this Agreement at the BSFI Stockholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of BSFI.

(D)  Upon payment of the Termination Fee pursuant to Section 11.2.2(C), AFC will not have any other rights or claims against BSFI or any BSFI Subsidiary, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of AFC against BSFI and its Subsidiaries and their respective officers and directors.

11.3	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of BSFI), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of BSFI, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to BSFI’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1	Confidentiality.

Except as specifically set forth herein, AFC and BSFI mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2	Public Announcements.

BSFI and AFC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither BSFI nor AFC shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to BSFI, to:                                        Mr. Gregory J. Kreis
President and CEO
Bridge Street Financial, Inc.
300 State Route 104
Oswego, New York 13126

With required copies to:                     Richard A. Schaberg, Esq.
Thacher Proffitt & Wood LLP
1700 Pennsylvania Ave., NW
Suite 800
Washington, DC 20006

If to AFC, to:                                         Mr. Jack H. Webb
President and CEO
Alliance Financial Corporation
120 Madison Street, Tower II
18th Floor
Syracuse, New York 13202

With required copies to:                     Mr. John H. Watt
Executive Vice President
Alliance Financial Corporation
120 Madison Street, Tower II
18th Floor
Syracuse, New York 13202

Justin P. Doyle, Esq.
Nixon Peabody LLP
1300 Clinton Square
Rochester, New York 14604

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) business days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) business day after being delivered to the overnight courier.

12.5	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the individuals named on BSFI Disclosure Schedule 7.9.7 with respect to Section 7.9.7 hereof and except for BSFI’s current directors with respect to Section 7.10 hereof, nothing in this Agreement is intended to confer upon any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

12.6	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

12.7	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law other than Section 5-1401 of the New York General Obligations Law.

12.10	Interpretation.

When a reference is made in this Agreement to sections or Exhibits, such reference shall be to a section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.12	Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

ALLIANCE FINANCIAL CORPORATION

By:	/s/ Jack H. Webb
Name:	Jack H. Webb
Title:	President and Chief Executive Officer

BRIDGE STREET FINANCIAL, INC.

By:	/s/ Gregory J. Kreis
Name:	Gregory J. Kreis
Title:	President and Chief Executive Officer